Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of LogProstyle Inc. on Form F-1 of our Report of Independent Registered Public Accounting Firm, dated February 19, 2025, on the balance sheet of LogProstyle Inc. as of March 31, 2024 and 2023, and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

February 19, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com